Exhibit 99.12

NS WORLD’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of NS World prior to the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other information included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in the Form 8-K, as amended, of which this exhibit forms a part. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

NS World was incorporated in 2013 and the Company’s registered office is located at 99, Naechuoksu-gil, Bugi-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do, Republic of Korea. The Company specializes in the manufacturing and sale of magnetic components for automobiles and electronic appliances. The Company has operations located throughout Korea. The Company owns one building and one plot of land, both of which are pledged as collateral with the Industrial Bank of Korea.

The Company specializes in manufacturing magnetic components required across rapidly evolving automotive and home appliance industries, which can be divided into three key sectors: automotive, home appliances, and other industries.

In the automotive sector, the Company provides magnetic components designed to meet the performance demands of magnets required in extreme operating conditions for automotive parts. The Company offers a wide range of magnet products, from motor drive magnets to advanced magnets for various magnetic sensors, ensuring seamless integration with surrounding components through material diversification and insert molding.

In the home appliances sector, the Company supplies a variety of magnets used in low-noise, high-efficiency BLDC motors. These magnets are combined with mold design technology to achieve maximum efficiency from complex shapes using the same raw materials. The product range includes ferrite magnets and magnets made from NdFeB materials, designed to meet diverse customer specifications.

In other industries, the Company produces ferrite sintered magnets for large-capacity AC motors, meeting a wide range of customer requirements. Additionally, the Company manufactures ferrite magnet resins by compounding anisotropic or isotropic ferrite powder with binders, enabling injection molding for various applications.

The Company has made significant advancements since 2013, starting with the patent acquisition for a resin composition and manufacturing method for bonded magnets. In 2014, it obtained the IATF 16949 certification, and in 2015, successfully localized permanent magnet materials through a three-year, 2.4 billion KRW project. Since 2015, the Company has actively participated in government-led technology innovation and development projects under the Ministry of Trade, Industry and Energy and the Ministry of SMEs and Startups. In 2020, it was designated as a specialized company for materials, parts, and equipment, and in 2023, it received the Root Enterprise Certification from the Korea Institute of Industrial Technology.

Segments

Although there are no sector managers who are held accountable for operating and financial results or the product and service mix by sector, the Company offers multiple products and the Chief Executive Officer of the Company, who has been determined to be the CODM, manages the Company as a whole and makes decisions at the top level.

Components of Results of Operations

Revenue

The Company derives revenue from the sale of products, which are components for automotive and home appliance magnets. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

Cost of sales

Cost of sales represents all direct and indirect costs associated with the manufacture of our products. Cost of goods sold primarily consists of direct costs associated with inventory and delivery of the Company’s goods, including freight costs. Cost of sales also includes inventory impairment, allocated personnel-related expenses and allocated facilities and overhead costs.

Other operating income

Other operating income consists of government grant income, rental income, income from the provision of technical services, gain on the disposal of tangible assets, and brokerage income.

Selling, general, and administrative expenses

SG&A expenses consist of corporate service functions such as finance, legal, human resources and information technology expenses, as well as rent, utilities, depreciation, amortization and insurance costs.

Other non-operating income

Other non-operating income includes interest income, gain on foreign currency and other income.

Gain on foreign currency includes gain on translation and transaction of monetary assets and liabilities denominated in foreign currencies.

Interest income primarily includes realized gains from bank deposits and investments with financial instruments.

Other non-operating expenses

Other non-operating expenses include interest expense, loss on foreign currency and other expenses.

Interest expense primarily consists of interest incurred on our finance leases, financing obligations and outstanding loans.

Loss on foreign currency includes loss on translation and transaction of monetary assets and liabilities denominated in foreign currencies.

Other expenses, other than interest expense and loss on foreign currency, primarily include amortization of accumulated actuarial loss.

Gain (loss) on financial instruments

The Company measures a fair value of redeemable convertible preferred stock and its changes in fair value is recognized as gain (loss) on financial instruments.

The Company measures the fair value of share repurchase liabilities, and any changes in its fair value are reorganized as gain (loss) on share repurchase liabilities

Results of Operations for the year ended December 31, 2025 and 2024 (in thousands, except as otherwise noted)

The following table provides our operating results for the periods indicated and percentage of revenue for each line item.

	Year Ended December 31,
	2025		2024		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	6,374	100.0	6,051	100.0	323	5.3
Cost of Sales	(5,144)	(80.7)	(5,218)	(86.2)	74	(1.4)
Other operating income	61	1.0	147	2.4	(86)	(58.5)
Selling, general and administrative expenses	(1,621)	(25.4)	(1,224)	(20.2)	(397)	32.4
Operating income (loss)	(330)	(5.2)	(244)	(4.1)	(86)	35.2
Other non-operating income and losses, net	(215)	(3.4)	(128)	(2.1)	(87)	68.0
Income taxes (benefit)*	—	—	—	—	—	—
Net loss from operations	(545)	(8.6)	(372)	(6.1)	(173)	46.5

*	not meaningful

Overall operating results

The Company generated total revenues of $6.4 million, reflecting a slight increase compared to the corresponding period in 2024. The Company continued to incur an operating loss of $330 thousand for the year ended December 31, 2025. Additionally, the operating margin declined from (-) 4.1% in 2024 to (-) 5.2% in 2025, primarily due to the increase in selling, general and administrative expenses.

Revenues

Revenues were $6.4 million for the year ended December 31, 2025 as compared to $6.1 million for the year ended December 31, 2024, an increase of $323 thousand, or 5.3%. This was primarily due to the increase in domestic sales.

Cost of sales

Cost of sales were $5.1 million for the year ended December 31, 2025 as compared to $5.2 million for the year ended December 31, 2024, a decrease of $74 thousand, or 1.4%. The Company’s cost of sales for the year ended December 31, 2025 decreased compared to the year ended December 31, 2024, mainly as a result of improved margin rates in merchandise sales.

Other operating income

Other operating income was $61 thousand for the year ended December 31, 2025 as compared to $147 thousand for the year ended December 31, 2024, a decrease of $86 thousand, or 58.5%. This was primarily due to the decrease in income from the government grant income.

Selling, general and administrative expenses

Selling, general and administrative expenses were $1.6 million for the year ended December 31, 2025 as compared to $1.2 million for the year ended December 31, 2024, an increase of $0.4 million, or 32.4%. This was primarily due to the increase in salaries, retirement benefits expense, and commission fees.

Other non-operating income

Gains on foreign currency mainly consisting of non-operating income was $159 thousand for the year ended December 31, 2025 as compared to $258 thousand for the year ended December 31, 2024, a decrease of $99 thousand, or 38.1%. This was primarily due to the weakened KRW/USD exchange rate.

Gain on valuation of redeemable convertible preferred stock was $115 thousand for the year ended December 31, 2025, as compared to a gain of $75 thousand for the year ended December 31, 2024, representing an increase in gain of $40 thousand, or 53.1%. This was primarily due to a decrease in the fair value of the liability because the value of the conversion rights declined.

Other non-operating losses

Interest expense was $179 for the year ended December 31, 2025, compared to $144 thousand for the year ended December 31, 2024, a increase of $35 thousand, or 24.3%. This increase was primarily due to an increase in the installment amount for long-term debt repayment.

Loss on foreign currency was $178 thousand for the year ended December 31, 2025, as compared to $229 thousand for the year ended December 31, 2024, a decrease of $51 thousand, or 22.2%. This was primarily due to decrease in monetary instrument and the weakened KRW/USD exchange rate.

Loss on share repurchase liability consisting of other non-operating expense was $111 thousand for the year ended December 31, 2025, as compared to no such loss incurred for the year ended December 31, 2024, representing an increase of $111 thousand. This was due to valuation losses recognized on the share repurchase liabilities for the year ended December 31, 2025.

Liquidity and Capital Resources (in thousands, except as otherwise noted)

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our business is capital intensive and requires substantial expenditures for, among other things, the purchase and maintenance of equipment used in our operations, and to remain in compliance with environmental laws. Our short-term and long-term liquidity needs arise primarily from working capital requirements and capital expenditures, including expansion projects and principal and interest payments related to our outstanding indebtedness. The Company plans to continue to fund its operations through its existing cash and cash equivalents, as well as through future equity offerings, debt financing, other third-party funding, and operational cash flow. Our liquidity as of December 31, 2025 is as follows (in thousands):

	December 31, 2025	December 31, 2024
Cash and cash equivalents	794	359
Working capital deficit excluding cash and cash equivalents	(3,185)	(3,132)
Accumulated deficit	(3,241)	(2,695)

Our future liquidity requirements will depend on many factors, including funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. We expect to satisfy our liquidity requirements through cash on hand, cash generated from operations and additional financings.

Cash Flows

Cash flows associated with operating, investing, and financing activities for the years ended December 31, 2025 and December 31, 2024 are summarized as follows:

	Year Ended December 31,		Change
($ in thousands)	2025	2024	($)	(%)
Net cash provided by operating activities	580	401	181	45.1
Net cash used in investing activities	(40)	(138)	100	(72.5)
Net cash used in financing activities	(111)	(252)	141	(56.0)
Net increase in cash and cash equivalents	429	11	422	3,836.4

Net Cash Provided by Operating Activities

Cash flows provided by operating activities were $580,081 for the year ended December 31, 2025, as compared to $400,682 for the year ended December 31, 2024, an increase of $179,399, or 44.8%. The increase is primarily related to decrease in non-trade accounts receivable (net of allowance) and increase in trade accounts payable.

For the year ended December 31, 2025, net cash provided by operating activities was $580,081, which primarily consisted of net loss of $545,212, adjusted for certain non-cash items of $655,545 and net cash inflow from changes in operating assets and liabilities of $737,643. The non-cash items primarily consisted of depreciation and amortization expense of $178,793, interest expenses of $178,666, pension benefits provision of $180,316 and loss on valuation of share repurchase liabilities of $110,543. The net cash inflow from changes in our operating assets and liabilities were primarily due to a $2,277,412 increase in non-trade accounts payable, a $192,384 increase in trade accounts receivable (net of allowance), partially offset by a $1,174,631 increase in trade accounts payable, and a $107,846 decrease in inventories, and a $1,818,971 decrease in non-trade accounts receivable (net of allowance).

For the year ended December 31, 2024, net cash provided by operating activities was $400,682, which primarily consisted of net loss of $372,026, adjusted for certain non-cash items of $247,740, and net cash inflow from changes in operating assets and liabilities of $524,968. The non-cash items primarily consisted of depreciation and amortization expense of $183,557, interest expenses of $144,300 and pension benefits provision of $157,547. The net cash inflow from changes in operating assets and liabilities were primarily due to a $1,200,482 increase in non-trade accounts payable, a $503,346 decrease in inventories, $376,352 decrease in trade accounts receivable (net of allowance), partially offset by a $1,149,252 increase in non-trade accounts receivable (net of allowance).

Net Cash Used in Investing Activities

Cash flows used in investing activities were $39,526 for the year ended December 31, 2025 as compared to $137,956 for the year ended December 31, 2024, a decrease of $98,430, or 71.4%. The decrease is primarily related to a $129,284 decrease in acquisitions of property, plant and equipment, partially offset by a $30,854 decrease in other investing activities.

For the year ended December 31, 2025, net cash used in investing activities was $39,526, consisting primarily of acquisitions of property, plant and equipment of $89,746 and increase in loans of $74,531, partially offset by decrease in loans of $43,584 and proceeds from sale of short-term financial instruments of $29,531.

For the year ended December 31, 2024, net cash used in investing activities was $137,956, primarily consisting of acquisitions of property, plant and equipment of $219,030, partially offset by receipt of government grants of $60,999 and proceeds from disposal of property, plant and equipment of $38,181.

Net Cash Used in Financing Activities

Cash flows used in financing activities were $111,102 for the year ended December 31, 2025 as compared to $251,935 for the year ended December 31, 2024, a decrease of $140,833, or 55.9%. The decrease is primarily related to a $1,219,333 increase in proceeds from short-term debt, partially offset by a $1,086,857 increase in repayments of short-term debt.

For the year ended December 31, 2025, net cash used in financing activities was $111,102, comprised primarily of repayments of short-term debt of $1,306,710, repayments of current portion of long-term debt of $214,798 and repayments of lease liabilities of $40,172, partially offset by $1,450,578 proceeds from short-term debt.

For the year ended December 31, 2024, net cash used in financing activities was $251,935, comprised primarily of repayments of short-term debt of $219,853, repayments of current portion of long-term debt of $222,423 and repayments of lease liabilities of $40,904, partially offset by $231,245 proceeds from short-term debt.

Debt

Redeemable convertible preferred stock

In May 2015, the Company issued 37,500 shares of redeemable convertible preferred stock with a principal amount of KRW 750 million. The redeemable convertible preferred stock bears a fixed interest rate of 5.8% per annum, and matures in 2025. In May 2025, 37,500 shares of redeemable convertible preferred stock were automatically converted into common stock upon maturity.

Dissenting Shareholder Appraisal Rights

In connection with the share exchange transactions contemplated by the share exchange agreements dated February 10, 2025, as amended (collectively, the “Agreements”), by and among the Company, EMT Sub Co., Ltd. (“EMT Sub”), and the other operating companies party thereto, shareholders who formally dissented at the general meeting of shareholders held to approve the share exchange (the “Share Exchange EGM”) were granted statutory appraisal rights under the Korean Commercial Code (the “Appraisal Rights”).

Pursuant to the Agreements, dissenting shareholders may obtain the Appraisal Rights by delivering to the Company, within 20 days from the date of the Share Exchange EGM, a written notice identifying the class and number of shares for which appraisal rights are elected (the “Appraisal Shares”). Upon receipt of valid notice, the Company is contingently required to repurchase the Appraisal Shares within two (2) months, provided the Share Exchange remains in effect and the dissenting shareholder does not withdraw its notice (by mutual agreement with the Company), after which any unpaid amount will begin to accrue interest at a statutorily dictated 6% interest rate per annum. The repurchase price for Appraisal Shares is determined by mutual agreement between the Company and the applicable dissenting shareholder through the Agreements.

Management accounts for these appraisal rights as a liability under ASC 480 measured at fair value, with changes recognized in earnings, until the obligation becomes unconditional at merger close. In connection with the transaction, the Company recognized a share repurchase liability of $109,566 and a corresponding loss on share repurchase liability valuation as of December 31, 2025.

In January 2026, the Company completed a comprehensive share exchange transaction pursuant to the approved share exchange agreement and became a wholly owned subsidiary of EMT Sub Co., Ltd. The payment amount was approximately $6.50 million as of the closing of the share exchange transaction and continues to accrue statutory interest until the actual payment date.

Contractual Obligations

The following table presents a summary of our contractual obligations, including payments due by period, as of December 31, 2025:

($ in thousands)	2026	2027	2028	2029	2030	Thereafter	Total
Finance lease(1)	34	25	6	6	3	—	74
Debt obligations(2)	2,636	178	23	18	18	9	2,882
Total	2,670	203	29	24	21	9	2,956

(1)	Future lease payment obligations for finance lease liabilities.
(2)	Short-term and long-term debt principal repayment obligations for loans provided by Industrial Bank of Korea, Korea Small and Medium-sized Enterprises and Startups Agency, and EMT Asia Co., Ltd.

As of December 31, 2025, there have been no material changes to our contractual obligations and commitments since December 31, 2024.

Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to a recent operating loss associated with the business, the Company incurred losses of $545,212 and $372,026 for the years ended December 31, 2025 and 2024, respectively. The Company had negative working capital of $3,185,094 and $3,131,924 which excludes the cash and cash equivalents of $793,843 and $359,394, and accumulated deficits of $3,240,547 and $2,695,335 as of December 31, 2025 and 2024, respectively. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primary the result of fluctuations in interest rates.

Interest Rate Risk

Our cash and cash equivalents primarily consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less from the date of purchase and are mainly comprised of bank deposits. As of December 31, 2025 and December 31, 2024, we had $793,843 and $359,394 of cash and cash equivalents, respectively. Our investments are exposed to market risk due to fluctuations in interest rates, which may affect our interest income and fair market value of our investments. However, due to the short-term nature of our investment portfolio, we do not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair value of our portfolio. We therefore do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates.

Foreign Currency Risk

We maintain our ledgers in our functional local currency and translate them into USD for financial reporting purposes. As a result, we are exposed to fluctuations in the exchange rates of various currencies against the USD and other currencies, predominantly the KRW.

Off-Balance Sheet Arrangements

During the period presented, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The above discussion and analysis of our financial condition and results of operations is based upon our financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosures of contingent assets and liabilities. Our significant accounting policies are described in Note 1. Summary of Significant Accounting Policies of the accompanying financial statements of the Company included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part. Critical accounting policies are those that we consider to be the most important in portraying our financial condition and results of operations and also require the greatest amount of judgments by management. Judgments or uncertainties regarding the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing the financial statements.

Revenue Recognition

The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

If the Company is principal in the revenue transactions, the Company recognizes revenue as gross, otherwise the Company recognizes on a net basis.

The Company engages in resale transactions where it purchases raw materials from specific parties, processes them, and resells them to the same counterparties. The Company provides a tolling manufacturing service for the counterparties in these arrangements, in which the counterparty retains control of the inventory throughout the process. The Company’s performance obligation under these arrangements is the delivery of tolling services. Accordingly, the net transaction amount is recognized as revenue upon completion of these services. The toll process revenue recognized for the year ended December 31, 2025 was $7,985. The Company also engages in repurchase transactions where it sells raw materials to specific parties and repurchases them after they have been processed. The Company has an obligation to repurchase the inventory in these transactions. The Company maintains control of the inventory throughout the process as the Company retains legal title to the inventory and bears inventory risk throughout the process. The processing period is typically 15 to 60 days, and the pricing is determined based on the counterparties’ processing costs. The Company accounts for these transactions as receiving toll manufacturing services rather than as distinct sales/purchases or product financing. As a result, the net transaction amount is recognized as processing fees (cost of goods manufactured). As of December 31, 2025, and 2024, the Company recognized non-trade accounts receivables of $802,237 and $2,555,265, respectively, and non-trade accounts payables of $914,930 and $3,114,212, respectively, related to repurchase transactions.

The Company's primary source of revenue is product and merchandise sales of components for automotive and home appliance magnets. Revenue from product and merchandise sales is recognized when control of the goods is transferred to the customer, which is typically at the point of delivery, at which time the significant risks and rewards of ownership also pass to the customer. Contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract. Such contracts do not include a significant financing component. In addition, contracts typically do not contain variable consideration as the contracts include stated prices, as such, no such provision – e.g. rebates or discounts - is provided.

Property, Plant, and Equipment

Property, plant and equipment are stated at cost. Property, plant and equipment under finance leases are stated at the present value of the lease payments.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The Company evaluates long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing this assessment, management considers factors such as the Company’s current operating status, future production plans, and expected cash flows. As of December 31, 2025, management performed an impairment assessment and concluded that no impairment charge was necessary.

Defined Severance Benefits

The Company has a defined benefit pension plan covers substantially all employees in accordance with the Retirement Benefit Security Act of Korea. Eligible employees with one or more years of service are entitled to severance payments upon the termination of their employment based on their length of service and pay rate.

The Company recognizes the net funded status of its pension plans in the balance sheets, measured as the difference between the projected benefit obligation and the fair value of plan assets, with corresponding changes recognized in earning or other comprehensive income. Under ASC 715, service cost, interest cost, expected return on plan assets, and the amortization of actuarial gains or losses and prior service cost are recognized in Net Income. Actuarial gains and losses and prior service cost arising from plan amendments are initially recorded in Other Comprehensive Income and subsequently amortized into Net Income in accordance with ASC 715.

The obligations are measured annually, or more frequently if there is a remeasurement event, based on our measurement date utilizing various actuarial assumptions and methodologies. The Company uses certain assumptions including, but not limited to, the discount rates, salary growth rates, and certain employee-related factors, such as turnover, retirement age and mortality. The Company uses the discount rate based on observations of relevant corporate bonds in the market.

Fair Value Measurements

The Company measures the redeemable convertible preferred stock and dissenting shareholder appraisal rights at fair value. The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

The Company estimated the fair value of redeemable convertible preferred stock using the Tsiveriotis-Fernandes model with strip and bootstrapping method. The fair value is estimated using unobservable inputs based on stock price volatility of similar listed companies. The Company measured fair value of the redeemable convertible preferred shares upon conversion in May 2025, resulting in a reclassification from liabilities to equity of $950,189. The fair value gain recognized during the year ended 2025 was $114,768.

The share repurchase liability represents a freestanding financial instrument that provides dissenting shareholders with the right to require the Company to repurchase their shares at a predetermined price, contingent on closing of the Share Exchange Agreement. The Company accounts for this instrument at fair value, with changes in fair value recognized in earnings. The fair value of the share repurchase liability is determined using a valuation model based on the difference between:

1)	the present value of the expected cash settlement amount (including statutory interest), and

2)	the present value of the underlying share value to be received in a share exchange transaction

Due to the use of significant unobservable inputs, the share repurchase liabilities are classified as a Level 3 fair value measurement.

Recent Accounting Pronouncements

See Note 1.(24) to the audited annual financial statements for the years ended December 31, 2025 and 2024 included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part, for recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part.